Exhibit 99.1
TeraWulf Reports First Quarter 2024 Financial Results
Self-mined 1,057 bitcoin in Q1 2024, an 8.9% increase over Q4 2023, on a total installed hashrate of 8.0 EH/s.
Q1 2024 revenue grows 82.2% over Q4 2023 to $42.4 million.
Q1 2024 Non-GAAP Adjusted EBITDA increases 95.4% over Q4 2023 to $32.0 million.
Paid down approximately $63.6 million of debt so far in 2024, demonstrating the power of low-cost, profitable operations.
On track to reach ~10.2 EH/s in Q3 2024, with plans to grow to ~13.3 EH/s by Q1 2025.
EASTON, Md. – May 13, 2024 – TeraWulf Inc. (Nasdaq: WULF) (“TeraWulf” or the “Company”), which owns and operates vertically integrated, domestic bitcoin mining facilities powered by 95% zero-carbon energy, today announced its unaudited interim financial results for the first quarter of fiscal year 2024 and provided an operational update.
First Quarter 2024 GAAP Operational and Financial Highlights
•Self-mined 767 bitcoin at the Lake Mariner Facility and realized another 6 bitcoin earned from profit sharing associated with a hosting agreement.
•Revenue increased to $42.4 million in Q1 2024 compared to $23.3 million in Q4 2023.
•Gross profit (exclusive of depreciation) increased to $28.0 million in Q1 2024 compared to $14.4 million in Q4 2023.
•Total installed hashrate capacity at the Lake Mariner Facility of 6.1 EH/s as of March 31, 2024, representing an increase of 205.0% relative to the same prior year period.
•Announced new miner purchase and option agreement with Bitmain, including 5,000 Antminer S21 bitcoin miners for a total price of $17.5 million, which has been fully paid. The miners are expected to be delivered to the Lake Mariner Facility in the second quarter of 2024. The Company also made a $9.6 million deposit on an additional 30,000 miners with secured pricing of approximately $16.00 per terahash.

Key GAAP Metrics ($ in thousands)	Three Months Ended Q1 2024	Three Months Ended Q4 2023	% Change
Revenue	$42,433	$23,285	82.2%
Gross profit (exclusive of depreciation)	$28,025	$14,353	95.3%
Gross profit margin	66.0%	61.6%	7.1%

First Quarter 2024 Non-GAAP Operational and Financial Highlights
•Self-mined 1,057 bitcoin across the Lake Mariner and Nautilus Cryptomine facilities, inclusive of 6 bitcoin earned from profit sharing associated with a hosting agreement at the Lake Mariner Facility.
•Total value of bitcoin self-mined1 of $56.8 million2 in Q1 2024 compared to $35.2 million3 in Q4 2023.
•Power cost per bitcoin self-mined increased quarter-over-quarter, to $15,501 per bitcoin in Q1 2024 from $10,308 per bitcoin in Q4 2023 , due to the 15.5% increase in network difficulty. during the period and higher realized energy prices at the Lake Mariner Facility in New York.
•Adjusted EBITDA increased 95.4% to $32.0 million in Q1 2024 compared to $16.4 million in Q4 2023.

Key Non-GAAP Metrics[4]	Three Months Ended Q1 2024	Three Months Ended Q4 2023	% Change
Bitcoin Self-Mined[5]	1,057	971	8.9%
Value per Bitcoin Self-Mined[6]	$53,750	$36,300	48.1%
Power Cost per Bitcoin Self-Mined[7]	$15,501	$10,308	50.4%
Avg. Operating Hash Rate (EH/s)[8]	6.8	5.1	33.3%
Management Commentary
"During the first quarter, TeraWulf delivered outstanding results, setting a new benchmark for profitability among publicly traded bitcoin miners," stated Paul Prager, CEO of TeraWulf. "During this period, we also further solidified our financial foundation by reducing debt and augmenting our cash reserves."
1 Includes BTC earned from profit sharing associated with a hosting agreement that expired in February 2024 at the Lake Mariner Facility and TeraWulf's net share of BTC produced at the Nautilus Cryptomine Facility.
2 Values profit share BTC at $53,750 per BTC as opposed to $38,000 per BTC, which was the quoted price of bitcoin in the Company’s principal market at the time of hosting contract inception.
3 Values profit share BTC at $36,300 per BTC as opposed to $38,000 per BTC, which was the quoted price of bitcoin in the Company’s principal market at the time of hosting contract inception.
4 The Company’s share of the earnings or losses of operating results at the Nautilus Cryptomine Facility is reflected within “Equity in net income (loss) of investee, net of tax” in the consolidated statements of operations. Accordingly, operating results of the Nautilus Cryptomine Facility are not reflected in revenue, cost of revenue or cost of operations lines in TeraWulf’s consolidated statements of operations. The Company uses these metrics as indicators of operational progress and effectiveness and believes they are useful to investors for the same purposes and to provide comparisons to peer companies. All figures except Bitcoin Self-Mined are estimates.
5 Includes BTC earned from profit sharing associated with a hosting agreement that expired in February 2024 at the Lake Mariner Facility and TeraWulf’s net share of BTC produced at the Nautilus Cryptomine Facility.
6 Computed as the weighted-average opening price of BTC on each respective day the Self-Mined Bitcoin is earned. Excludes value earned from hosting contract, which expired in February 2024, for which the quoted price of BTC in the Company’s principal market at the time of contract inception was approximately $38,000.
7 The Q1 2024 and Q4 2023 calculations exclude 6 and 13 bitcoin, respectively, earned via hosting profit share.
8 While nameplate inventory for TeraWulf’s two facilities is 8.0 EH/s, inclusive of gross total hosted miners, actual monthly hash rate performance depends on a variety of factors, including (but not limited to) performance tuning to increase efficiency and maximize margin, scheduled outages (scopes to improve reliability or performance), unscheduled outages, curtailment due to participation in various cash generating demand response programs, derate of ASICS due to adverse weather and ASIC maintenance and repair.

"Capital efficiency remains central to our strategic approach. Our focus on sustainable and prudent growth underscores our commitment to maximizing returns on invested capital," Prager emphasized. "We take pride in outperforming our competitors in terms of profit generation per exahash while minimizing shareholder dilution. This quarter's performance underscores our dedication to delivering tangible value.”
"Our extensive 600 megawatts of owned and scalable digital infrastructure capacity form the cornerstone of our competitive edge. This infrastructure uniquely positions us, enabling the leveraging of our industry-leading bitcoin mining as the foundational element for developing an alternative compute hosting business. This move is perfectly aligned with the escalating demand for high-power data center capacity," continued Prager.
"We're actively exploring opportunities with various stakeholders, ranging from hyperscalers to enterprise-level clients, to leverage our more than 300 megawatts of available infrastructure capacity," Prager continued. "With access to low-cost, zero-carbon power, we are well-positioned to meet the escalating demand for sustainable computing solutions. As we near the completion of Building 4 and begin construction on Building 5 at Lake Mariner, we are strategically expanding our bitcoin mining hash rate while concurrently developing a robust high-performance computing offering. This dual-pronged approach positions us favorably to capitalize on emerging opportunities in both markets.”
Production and Operations Update
As of March 31, 2024, TeraWulf had an operational miner fleet consisting of approximately 66,900 of the latest generation miners. This fleet was divided between the Company’s two locations: the wholly owned Lake Mariner Facility in New York and the nuclear-powered Nautilus Cryptomine Facility in Pennsylvania. The Lake Mariner Facility housed 51,100 miners, while the Nautilus Cryptomine Facility had 15,800 self-miners. The total installed hashrate across both sites was 8.0 EH/s, with a total operational capacity of 210 MW.
TeraWulf is currently expanding mining operations at its wholly owned Lake Mariner Facility in New York with the addition of Building 4, which is expected to increase the facility’s bitcoin mining infrastructure capacity from its current 160 MW to 195 MW by mid 2024, which is expected to further increase TeraWulf’s total operational capacity to more than 10.0 EH/s. The Company has also recently initiated construction activities for Building 5 at the Lake Mariner Facility, which is expected to add an incremental 50 MW of bitcoin mining capacity, bringing TeraWulf’s total operational capacity to approximately 300 MW by the first quarter of 2025.
In Pennsylvania, the Company currently has 50 MW of operational mining capacity at the Nautilus Cryptomine Facility, a joint venture with Cumulus Coin, LLC. TeraWulf’s additional 50 MW of expansion capacity at the Nautilus Cryptomine Facility is planned to come online in 2025, accommodating up to 2.5 EH/s of additional operational mining capacity at the site.
As previously announced, the Company is finalizing the design for a large-scale, high-performance computing (HPC) / AI project at the Lake Mariner Facility and has committed an initial 2 MW block of power, capable of deploying thousands of the latest generation graphics processing units (GPUs). The Company has upgraded the internet interconnection at the Lake Mariner Facility to align with bandwidth requirements of AI, designed closed loop liquid cooling, and power supply for 100% redundancy in support of the project.

Miner Purchase Agreements
During the first quarter of 2024, the Company entered into a new miner purchase and option agreement with Bitmain for the purchase of S21 miners. In connection with this agreement, the Company has paid $17.5 million for 5,000 S21 miners, which are expected to be delivered in the second quarter of 2024 and occupy Building 4 at the Lake Mariner Facility. TeraWulf has also made a deposit of $9.6 million towards an additional 30,000 miners with secured pricing of approximately $16.00 per terahash.
First Quarter 2024 GAAP Financial Results
Revenue in the first quarter of 2024 increased 82.2% to $42.4 million as compared to $23.3 million in the fourth quarter of 2023. This increase is attributable to a significant growth in operating self-mining hashrate as well as a higher average bitcoin price relative to the fourth quarter of 2023. Notably, revenue and expenses reported in the TeraWulf GAAP income statement excludes revenue and expenses from the Nautilus joint venture; the net financial impact of the Nautilus joint venture is captured within equity in net income (loss) of investee, net of tax in the consolidated statements of operations.
Gross profit in the first quarter of 2024 increased 95.3% to $28.0 million compared to $14.4 million in the fourth quarter of 2023. Gross profit margin as a percentage of revenue increased to 66.0% in the first quarter of 2024 compared to 61.6% in the fourth quarter of 2023, primarily driven by a 33.3% increase in average operating hashrate and 48.1% increase in average value per bitcoin self-mined quarter-over-quarter.
During the first quarter of 2024, the Company repaid $33.4 million of debt, followed by an additional $30.2 million repayment in April 2024, collectively reducing the debt balance to $75.8 million. In total, the Company has reduced its debt balance by $70.2 million since the start of the fourth quarter of 2023, with $51.6 million of this repayment funded by cash flow from operations and only $18.6 million from equity proceeds.
About TeraWulf
TeraWulf (Nasdaq: WULF) owns and operates vertically integrated, environmentally clean bitcoin mining facilities in the United States. Led by an experienced group of energy entrepreneurs, the Company currently has two bitcoin mining facilities: the wholly owned Lake Mariner Facility in New York, and Nautilus Cryptomine Facility in Pennsylvania, a joint venture with Cumulus Coin, LLC. TeraWulf generates domestically produced bitcoin powered primarily by nuclear and hydro energy with a goal of utilizing 100% zero-carbon energy. With a core focus on ESG that ties directly to its business success, TeraWulf expects to offer attractive mining economics at an industrial scale.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include statements concerning anticipated future events and expectations that are not historical facts. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “goal,” “target,” “aim,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, although the absence of these words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on the current expectations and beliefs of TeraWulf’s management and are inherently subject to a number of factors, risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, risks, uncertainties and assumptions, including, among others: (1) conditions in the cryptocurrency mining industry, including fluctuation in the market pricing of bitcoin and other cryptocurrencies, and the economics of cryptocurrency mining, including as to variables or factors affecting the cost, efficiency and profitability of cryptocurrency mining; (2) competition among the various providers of cryptocurrency mining services; (3) changes in applicable laws, regulations and/or permits affecting TeraWulf’s operations or the industries in which it operates, including regulation regarding power generation, cryptocurrency usage and/or cryptocurrency mining, and/or regulation regarding safety, health, environmental and other matters, which could require significant expenditures; (4) the ability to implement certain business objectives and to timely and cost-effectively execute integrated projects; (5) failure to obtain adequate financing on a timely basis and/or on acceptable terms with regard to growth strategies or operations; (6) loss of public confidence in bitcoin or other cryptocurrencies and the potential for cryptocurrency market manipulation; (7) adverse geopolitical or economic conditions, including a high inflationary environment; (8) the potential of cybercrime, money-laundering, malware infections and phishing and/or loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage (and the costs associated with any of the foregoing); (9) the availability, delivery schedule and cost of equipment necessary to maintain and grow the business and operations of TeraWulf, including mining equipment and infrastructure equipment meeting the technical or other specifications required to achieve its growth strategy; (10) employment workforce factors, including the loss of key employees; (11) litigation relating to TeraWulf and/or its business; and (12) other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. TeraWulf does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the SEC, which are available at www.sec.gov.
Company Contact:
Jason Assad
Director of Corporate Communications
assad@terawulf.com
(678) 570-6791

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2024 AND DECEMBER 31, 2023
(In thousands, except number of shares and par value)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,824	$54,439
Digital currency	2,018	1,801

Prepaid expenses	3,973	4,540
Other receivables	1,668	1,001
Other current assets	873	806
Total current assets	54,356	62,587
Equity in net assets of investee	91,866	98,613
Property, plant and equipment, net	237,889	205,284
Right-of-use asset	10,691	10,943
Other assets	586	679
TOTAL ASSETS	$395,388	$378,106

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,313	$15,169
Accrued construction liabilities	938	1,526
Other accrued liabilities	5,494	9,179
Share based liabilities due to related party	—	2,500
Other amounts due to related parties	975	972
Current portion of operating lease liability	49	48
Insurance premium financing payable	983	1,803
Current portion of long-term debt	99,360	123,465
Total current liabilities	122,112	154,662
Operating lease liability, net of current portion	886	899
Long-term debt	47	56
TOTAL LIABILITIES	123,045	155,617

Commitments and Contingencies (See Note 12)

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 100,000,000 authorized at March 31, 2024 and December 31, 2023; 9,566 issued and outstanding at March 31, 2024 and December 31, 2023; aggregate liquidation preference of $11,709 and $11,423 at March 31, 2024 and December 31, 2023, respectively	9,273	9,273
Common stock, $0.001 par value, 400,000,000 authorized at March 31, 2024 and December 31, 2023; 302,921,785 and 276,733,329 issued and outstanding at March 31, 2024 and December 31, 2023, respectively	303	277
Additional paid-in capital	532,238	472,834
Accumulated deficit	(269,471)	(259,895)
Total stockholders' equity	272,343	222,489
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$395,388	$378,106

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands, except number of shares and loss per common share; unaudited)

	Three Months Ended March 31,
	2024	2023

Revenue	$42,433	$11,533
Cost of revenue (exclusive of depreciation shown below)	14,408	5,002
Gross profit	28,025	6,531

Cost of operations:
Operating expenses	785	308
Operating expenses – related party	888	597
Selling, general and administrative expenses	12,289	6,492
Selling, general and administrative expenses – related party	2,620	2,898
Depreciation	15,088	5,433
Gain on fair value of digital currency, net	(1,329)	—
Realized gain on sale of digital currency	—	(603)
Impairment of digital currency	—	627
Total cost of operations	30,341	15,752

Operating loss	(2,316)	(9,221)
Interest expense	(11,045)	(6,834)
Loss on extinguishment of debt	(2,027)	—
Other income	500	—
Loss before income tax and equity in net income (loss) of investee	(14,888)	(16,055)
Income tax benefit	—	—
Equity in net income (loss) of investee, net of tax	5,275	(10,167)
Loss from continuing operations	(9,613)	(26,222)
Loss from discontinued operations, net of tax	—	(35)
Net loss	(9,613)	(26,257)
Preferred stock dividends	(286)	(259)
Net loss attributable to common stockholders	$(9,899)	$(26,516)

Loss per common share:
Continuing operations	$(0.03)	$(0.16)
Discontinued operations	-	—
Basic and diluted	$(0.03)	$(0.16)

Weighted average common shares outstanding:
Basic and diluted	290,602,725	165,015,228

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands; unaudited)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,613)	$(26,257)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt issuance costs, commitment fees and accretion of debt discount	7,593	3,549
Related party expense to be settled with respect to common stock	—	313
Common stock issued for interest expense	—	26
Stock-based compensation expense	6,931	876
Depreciation	15,088	5,433
Amortization of right-of-use asset	252	250
Increase in digital currency from mining and hosting services	(41,537)	(9,940)
Gain on fair value of digital currency, net	(1,329)	—
Realized gain on sale of digital currency	—	(603)
Impairment of digital currency	—	627
Proceeds from sale of digital currency	54,391	9,982
Loss on extinguishment of debt	2,027	—
Equity in net (income) loss of investee, net of tax	(5,275)	10,167
Loss from discontinued operations, net of tax	—	35
Changes in operating assets and liabilities:
Decrease in prepaid expenses	567	717
Increase in other receivables	(667)	—
Increase in other current assets	(67)	(241)
Decrease (increase) in other assets	22	(83)
Decrease in accounts payable	(1,686)	(2,435)
Decrease in other accrued liabilities	(3,906)	(1,354)
Increase in other amounts due to related parties	67	325
Decrease in operating lease liability	(12)	(10)
Net cash provided by (used in) operating activities from continuing operations	22,846	(8,623)
Net cash used in operating activities from discontinued operations	—	(90)

Net cash provided by (used in) operating activities	22,846	(8,713)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in joint venture, including direct payments made on behalf of joint venture	—	(2,285)
Purchase of and deposits on plant and equipment	(46,979)	(9,986)
Net cash used in investing activities	(46,979)	(12,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(33,412)	—
Payments of prepayment fees associated with early extinguishment of long-term debt	(314)	—
Proceeds from insurance premium and property, plant and equipment financing	—	295
Principal payments on insurance premium and property, plant and equipment financing	(827)	(1,451)
Proceeds from issuance of common stock, net of issuance costs paid of $0 and $1,051	50,722	26,562
Proceeds from common stock to be issued, net of issuance costs of $0 and $56	—	4,390
Proceeds from warrant issuances	—	2,500
Payments of tax withholding related to net share settlements of stock-based compensation awards	(651)	—
Proceeds from issuance of convertible promissory note	—	1,250
Payment of contingent value rights liability related to proceeds from sale of net assets held for sale	—	(3,899)
Net cash provided by financing activities	15,518	29,647

Net change in cash and cash equivalents	(8,615)	8,663
Cash and cash equivalents at beginning of period	54,439	8,323
Cash and cash equivalents at end of period	$45,824	$16,986

Cash paid during the period for:
Interest	$3,726	$5,399
Income taxes	$—	$—
Non-GAAP Measure
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA as a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP, and it should not be considered as a substitute for net income, operating income, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

We define Adjusted EBITDA as income (loss) from continuing operations adjusted for (i) impacts of interest, taxes, depreciation and amortization; (ii) preferred stock dividends, stock-based compensation expense and related party expense to be settled with respect to common stock, all of which are non-cash items that the Company believes are not reflective of its general business performance, and for which the accounting requires management judgment, and the resulting expenses could vary significantly in comparison to other companies; (iii) equity in net income (loss) of investee, net of tax, related to Nautilus; (iv) other income which is related to interest income or income for which management believes is not reflective of the Company’s ongoing operating activities; (v) loss on extinguishment of debt, which is not reflective of the Company’s general business performance; and (vi) loss from discontinued operations, net of tax, which is not be applicable to the Company’s future business activities. The Company’s non-GAAP Adjusted EBITDA also includes the impact of distributions from investee received in bitcoin related to a return on the Nautilus investment, which management believes, in conjunction with excluding the impact of equity in net income (loss) of investee, net of tax, is reflective of assets available for the Company’s use in its ongoing operations as a result of its investment in Nautilus.
Management believes that providing this non-GAAP financial measure allows for meaningful comparisons between the Company's core business operating results and those of other companies, and provides the Company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time. In addition to management's internal use of non-GAAP Adjusted EBITDA, management believes that Adjusted EBITDA is also useful to investors and analysts in comparing the Company’s performance across reporting periods on a consistent basis. Management believes the foregoing to be the case even though some of the excluded items involve cash outlays and some of them recur on a regular basis (although management does not believe any of such items are normal operating expenses necessary to generate the Company’s bitcoin related revenues). For example, the Company expects that share-based compensation expense, which is excluded from Adjusted EBITDA, will continue to be a significant recurring expense over the coming years and is an important part of the compensation provided to certain employees, officers, directors and consultants. Additionally, management does not consider any of the excluded items to be expenses necessary to generate the Company’s bitcoin related revenue.
The Company's Adjusted EBITDA measure may not be directly comparable to similar measures provided by other companies in the Company’s industry, as other companies in the Company’s industry may calculate non-GAAP financial results differently. The Company's Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating loss or any other measure of performance derived in accordance with GAAP. Although management utilizes internally and presents Adjusted EBITDA, the Company only utilizes that measure supplementally and does not consider it to be a substitute for, or superior to, the information provided by GAAP financial results. Accordingly, Adjusted EBITDA is not meant to be considered in isolation of, and should be read in conjunction with, the information contained in the Company’s consolidated financial statements, which have been prepared in accordance with GAAP.
The following table is a reconciliation of the Company’s non-GAAP Adjusted EBITDA to its most directly comparable GAAP measure (i.e., net loss attributable to common stockholders) for the periods indicated (in thousands):

	Three Months Ended March 31,
	2024	2023
Net loss attributable to common stockholders	$(9,899)	$(26,516)
Adjustments to reconcile net loss attributable to common stockholders to non-GAAP Adjusted EBITDA:
Preferred stock dividends	286	259
Loss from discontinued operations, net of tax	—	35
Equity in net (income) loss of investee, net of tax	(5,275)	10,167
Distributions from investee, related to Nautilus	12,022	—
Income tax benefit	—	—
Other income	(500)	—
Loss on extinguishment of debt	2,027	—
Interest expense	11,045	6,834
Depreciation	15,088	5,433
Amortization of right-of-use asset	252	250
Stock-based compensation expense	6,931	876
Related party expense to be settled with respect to common stock	—	313
Non-GAAP Adjusted EBITDA	$31,977	$(2,349)